Exhibit 5.1

WILLKIE FARR & GALLAGHER LLP
787 Seventh Avenue
New York, NY 10019-6099

April 13, 2026

Rumble Inc.
444 Gulf of Mexico Dr.

Longboat Key, FL

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Rumble Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of (i) 9,746,785 shares of the Company’s Class A common stock, par value $0.0001 per share, which may be issued under the Company’s 2022 Stock Incentive Plan (the “Incentive Plan”), which were automatically added to the Incentive Plan’s share reserve, pursuant to the Incentive Plan’s “evergreen” provision, and (ii) 345,546 shares of the Company’s Class A common stock, par value $0.0001 per share, which may be issued under the Company’s 2024 Employee Stock Purchase Plan (the “ESPP” and collectively with the Incentive Plan the “Incentive Plans”), which were automatically added to the ESPP’s share reserve, pursuant to the ESPP’s “evergreen” provision (collectively, the “Shares”).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

We have also assumed that:

(i)	the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered as contemplated by the Registration Statement; and

(ii)	all Shares will be issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that, with respect to the Shares to be offered pursuant to the Registration Statement, after the Registration Statement becomes effective under the Act, such Shares have been duly authorized and the Shares to be issued by the Company under the Incentive Plans, when duly issued and delivered pursuant to the terms of the Incentive Plans, will be validly issued, fully paid, and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP